Contact:	Alfred A. Pease
Chairman, President and CEO
Telephone:	734 414-6100

PERCEPTRON, INC. ANNOUNCES MANAGEMENT CHANGE

Plymouth, Michigan, December 21, 2006 - Perceptron, Inc. (NASDAQ: PRCP) today announced that John J. Garber, Vice President and Chief Financial Officer of the Company, has elected to retire and will step down from his current duties effective January 19, 2007. Mr. Garber joined the Company in February 1999 and has been instrumental in Perceptron’s return to profitability and growth. The Company is currently in discussion with a number of qualified candidates.

Alfred A. Pease, President, Chairman, and Chief Executive Officer, commented, “We are sad to see John leave our family. He has been an outstanding CFO, able to lead the Company through the difficult myriad of new SEC reporting and compliance requirements that have arisen in recent years, as well as provide sage financial counsel to the Company’s business units as they have grown. We wish him the very best in his retirement.”

About Perceptron
Perceptron produces non-contact metrology solutions for manufacturing process control as well as sensor and software technologies for non-contact measurement and inspection applications. Automotive and manufacturing companies throughout the world rely on Perceptron’s metrology solutions to help them manage their complex manufacturing processes to improve quality, shorten product launch times and reduce overall manufacturing costs. Perceptron also produces innovative technology products for trade professionals and consumers. Headquartered in Plymouth, Michigan, Perceptron has approximately 245 employees worldwide, with operations in the United States, Germany, France, Spain, Brazil, Japan, and Singapore. For more information, please visit www.perceptron.com.

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47827 Halyard Drive  •  Plymouth, Michigan 48170  •  Phone 734-414-6100  •  Fax 734-414-4700